Exhibit 10.2

CACTUS, INC.
LONG TERM INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

Grant Date: [ ● ]	(the “Grant Date”)
Name of Grantee: [ ● ]	(the “Grantee” or “you”)
Number of Target Units: [ ● ]	(the “Target Units”)

This Performance Stock Unit Agreement (“Agreement”) is made and entered into as of the Grant Date by and between Cactus, Inc., a Delaware corporation (the “Company”), and you.

WHEREAS, the Company adopted the Cactus, Inc. Long Term Incentive Plan (as amended from time to time, the “Plan”), under which the Company is authorized to grant equity-based awards to certain employees and service providers of the Company;

WHEREAS, the Company agrees to grant you this award of Performance Stock Units (as defined below);

WHEREAS, you acknowledge that a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the award of Performance Stock Units granted pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.             The Grant. Subject to the conditions set forth below, the Company hereby grants you, effective as of the Grant Date, as a matter of separate inducement and not in lieu of any salary or other compensation for your services for the Company, an award (the “Award”) consisting of the right to earn shares of common stock based on a number of Target Units set forth above (the “Performance Stock Units” or “PSUs”), plus the additional rights to receive possible dividend equivalents. The number of earned Performance Stock Units (the “Earned Units”) and any related dividend equivalents shall be determined in accordance with the terms and conditions set forth herein, including Attachment A hereto.

2.             No Shareholder Rights. The Performance Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award. Your rights with respect to the Performance Stock Units shall remain forfeitable at all times prior to the date on which you are entitled to Earned Units in accordance with Section 5.

3.             Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Performance Stock Units granted pursuant to this Agreement that have not been settled, then in the event you become entitled to Earned Units pursuant to the Award, the Company shall pay to you an amount in cash equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of shares of Stock related to the number of Earned Units to which you become entitled, such payment (“Dividend Equivalents”) to be made as and when payment is made in settlement of such Earned Units in accordance with Section 8. You shall not be entitled to receive any interest with respect to the timing of payment of dividend equivalents.

4.             Restrictions; Forfeiture. The Performance Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated.

5.             Earned Units; Risk of Forfeiture. You shall be entitled to a number of Earned Units, if any, determined in accordance with the provisions of Attachment A; provided that, subject to Section 6, you remain in the employ of, or a service provider to, the Company or its Affiliates through the completion of the applicable Performance Period set forth in the following schedule:

Portion of Target Units	Performance Period
2/3 of Target Units	January 1, 20[ ● ] – December 31, 20[ ● ]
1/3 of Target Units	January 1, 20[ ● ] – December 31, 20[ ● ]

6.           Termination of Employment or Services and Change in Control.

(a)            Termination Generally. If your employment or service relationship with the Company or its Affiliates is terminated for any reason other than death, Disability or Normal Retirement prior to the completion of the applicable Performance Period, then those Performance Stock Units for which the Performance Period has not been completed shall become null and void, shall be forfeited to the Company and shall not become Earned Units. Any Performance Stock Units for which the applicable Performance Period has been completed as of the date of such termination, including Performance Stock Units which became Earned Units in connection with such termination, shall not be forfeited to the Company and shall be settled as set forth in Section 8.

(b)            Termination due to Death, Disability or Normal Retirement. If your employment or service relationship with the Company or its Affiliates is terminated due to death, Disability (defined below) or your Normal Retirement (defined below), 100% of the Target Units shall immediately become Earned Units upon your death or separation from service due to Disability or Normal Retirement. For purposes of this Agreement, a “Disability” means you are unable to perform the essential functions of your duties for three (3) consecutive months, or three (3) months during any six (6)-month period. Your Disability will be determined by your examination by a medical doctor selected by written agreement of you and the Company. If you and the Company are unable to agree on the selection of a medical doctor, you and the Company will each select a medical doctor and the two (2) medical doctors will select a third (3rd) medical doctor who will conduct the examination to determine whether you have a Disability. The determination of the examining medical doctor will be final and binding on you and the Company. You must submit to a reasonable number of examinations by the examining medical doctor and you hereby authorize the disclosure and release to the Company of such determination and all supporting medical records. If you are not legally competent then your legal guardian or duly authorized attorney-in-fact will act in such your stead for the purposes of submitting you to the examination and providing the authorization of disclosure required. If requested by the Company, you will execute such further documents as are necessary to permit such disclosure in a timely manner. For purposes of this Agreement, your “Normal Retirement” shall be defined as your separation from service without Cause on or following the age of 65. For purposes of this Agreement, “Cause” means you (i) are convicted of, or enter a nolo contendere or guilty plea with respect to a crime involving fraud, theft, embezzlement or other act of material dishonesty, the Board’s loss of confidence in you because you are convicted of or enter a nolo contendere or guilty plea with respect to any felony or crime involving moral turpitude; (ii) commit any other material breach of any of the provisions of your employment agreement with the Company (if applicable) or any material employment contract, policy or agreement you have entered into with the Company, other than a breach which (being capable of being remedied) is remedied by you within fourteen (14) days of being called upon to do so in writing by the Company; or (iii) fail to perform your duties and responsibilities (other than a failure from Disability).

(c)             Change in Control. Notwithstanding the vesting schedule set forth in Section 5 above, upon the occurrence of a Change in Control, any ongoing Performance Period shall be deemed to have ended, and the Company shall calculate the number of Earned Units to which you are entitled for such Performance Period (if any) based on the methodology set forth in Attachment A, adjusted to account for the truncated Performance Period.

(d)            Effect of Other Agreements. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment, severance or change in control agreement between you and the Company or a similar plan or arrangement sponsored or maintained by the Company in which you participate, the terms of such employment, severance or change in control agreement or similar plan or arrangement shall control; provided, however, that nothing in this Section 6(d) is intended to override Section 24 of this Agreement.

7.             Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company; provided that rights to the Performance Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

8.             Settlement of Awards. Shares of Stock shall be issued to you in settlement of your Earned Units within 60 days following the date or event that resulted in your right to receive such Earned Units. At the time of settlement, the Company shall cause to be issued shares of Stock registered in your name in payment of the Award subject to payment of any required tax withholding in accordance with Section 9. The Company shall evidence the Stock to be issued in payment of the Earned Units in the manner it deems appropriate. The value of any fractional Earned Units shall be rounded down at the time the Stock is issued to you. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement. The value of such shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 8 nor any action taken pursuant to or in accordance with this Section 8 shall be construed to create a trust or a funded or secured obligation of any kind.

9.             Payment of Taxes. In connection with the vesting or settlement of the Award, you (or any person permitted to receive settlement of the Award in the event of your death) shall be responsible for satisfying withholding taxes and other tax obligations relating to the Award. Such tax obligations shall be satisfied through net withholding (which is a reduction of the amount of Shares otherwise issuable or deliverable pursuant to the Award) and the maximum number of shares of Stock that may be so withheld shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on an amount that is up to the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to the Award, as determined by the Committee. You acknowledge that there may be adverse tax consequences upon the transfer, vesting or settlement of the Award or disposition of the underlying Stock and that you have been advised, and hereby are advised, to consult a tax advisor prior to such transfer, vesting or settlement. You represent that you are in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

10.           Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF PERFORMANCE STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11.           No Right to Continued Employment. Nothing in this Agreement confers upon you the right to continue in the employ of, or to continue performing services for, the Company or any of its Affiliates.

12.           Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

13.           No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Stock Units granted hereunder.

14.           Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

15.           No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

16.           Company Records. Records of the Company or its subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

17.           Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

18.           Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

19.           Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you. Nothing in this Agreement will prevent you from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity or (b) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent you from making a disclosure that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may make disclosures without violating this Section 19 to the attorney of the individual and use such information in the court proceeding.

20.           Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

21.           Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable, and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

22.           Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

23.           Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

24.           Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), all shares of Stock granted under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such shares of Stock. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without your consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

25.           The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

26.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

27.           Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

28.           Amendment. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces your rights shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set his hand as to the date and year first above written.

CACTUS, INC.

Name: Scott Bender
Title: President and Chief Executive Officer

[NAME]

GRANTEE

[Signature Page Performance Stock Unit Agreement]

Attachment A

Determination of Earned Units

Following the conclusion of the Performance Period, the Committee will make a determination with respect to the Company’s ROCE and the number of Earned Units to which you are entitled.

The Committee’s determination of the number of Earned Units to which you are entitled will be based on the Company’s ROCE over the applicable Performance Period as follows:

•	If the Company’s ROCE for the Performance Period is equal to or greater than [ ● ]%, the Earned Units will be 150% of the Target Units;

•	If the Company’s ROCE for the Performance Period is equal to [ ● ]%, the Earned Units will be 100% of the Target Units;

•	If the Company’s ROCE for the Performance Period is equal to [ ● ]%, the Earned Units will be 50% of the Target Units;

•	If the Company’s ROCE for the Performance Period is less than [ ● ]%, you will not be entitled to any Earned Units.

If the Company is ranked between any of these payout levels, the percentage multiple of the Target Units will be interpolated based on the actual ROCE of the Company (rounded to the nearest whole percent) in relation to the payout levels. Notwithstanding the foregoing, in the event the Company’s ROCE for the Performance Period is less than the ROCE of the median performer of the Company’s Peer Companies (as defined below), when ranked by ROCE over the Performance Period, then the number of Earned Units shall be capped at 100% of the Target Units, irrespective of the fact that you may have otherwise been entitled to additional Earned Units based on the Company’s ROCE for the Performance Period (the “Cap”). (In the event that there are an even number of Peer Companies, for purposes of the previous sentence the median performer will be deemed to be the average of the two median performers of the Peer Companies.) Any fractional Earned Units will be rounded down to the next whole number.

Return on Capital Employed (ROCE)

“Return on Capital Employed” or “ROCE” for the Company and each of the Peer Companies for the applicable Performance Period shall be determined by averaging the ROCE of each calendar year, or portion of a calendar year, during the Performance Period.

ROCE for each calendar year, or portion of a calendar year, shall be determined pursuant to the formula x/y,

where (x) is income from operations (defined as earnings before interest and tax without adjustment for extraordinary items) and

(y) is the average of the beginning and ending balances of each calendar year, or portion of a calendar year, of the following calculation:

(i) total book value of debt including capital leases

plus (ii) stockholders’ and members’ equity including non-controlling interest,

plus (iii) current and non-current liabilities related to tax receivable agreements,

less (iv) cash,

less (v) current and non-current deferred tax net assets,

less (vi) operating lease ROU net assets per Accounting Standards Codification (“ASC”) 842.

The Committee shall adjust the determination of ROCE for the Company and each of the Peer Companies to take into account any transactions, unusual events or other events as the Committee determines is appropriate.

Attachment A

Peer Companies

The Peer Companies used for purposes of determining whether the Cap applies shall be the following companies:

[●]

In the event that a Peer Company is acquired, ceases to be publicly traded, files for bankruptcy or in any similar event, the Compensation Committee may remove such Peer Company from the list of Peer Companies and exclude it when determining whether the Cap applies, keep the Peer Company in the list of Peer Companies at a deemed ROCE or ranking, or take such other action as the Compensation Committee determines is appropriate.

Committee Authority

The Committee has the sole authority to interpret the formula for ROCE, revise the makeup of the peer group, or modify the ROCE determinations or applications in response to merger, consolidation or divestiture activity amongst companies, available public reporting or other events actually or potentially affecting the performance measure(s) or peer group. The Committee’s determination of all matters in connection with the award will be final and binding.